SHARE PURCHASE AGREEMENT

by and among

3CL SCIENCES, LTD.,

TODOS MEDICAL LTD.

And

NLC PHARMA LTD.

Dated: March 10, 2022

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this "**Agreement**"), dated as of March __, 2022 ("Effective Date"), is made by and among **3CL SCIENCES, LTD**., an Israeli private company ("**3CL"**), **TODOS MEDICAL LTD.**, an Israeli public company ("**Todos**"), and **NLC PHARMA LTD.**, an Israeli private company ("**NLC**"). Each of NLC, 3CL and Todos are individually referred to as a "**Party**" and are collectively referred to as the "**Parties**" to this Agreement.

RECITALS

WHEREAS NLC previously owned all of the Assets (as defined below) and rights to the Business in connection therewith; and

WHEREAS prior to the Closing, NLC will sell and transfer to 3CL certain assets of NLC, upon the terms and conditions set forth herein in exchange for shares in 3CL; and

WHEREAS NLCs wish to sell 3CL shares to Todos, and Todos wishes to purchase 3CL shares from NLCs in exchange for shares of Todos, on the terms and conditions set forth in Schedule X; and

WHEREAS 3CL wishes to issue its shares to Todos and Todos wishes to purchase 3CL shares from NLC in exchange for cash undertakings as described in Schedule X; and

WHEREAS, as of the Closing, Todos will own 52% of 3CL's outstanding equity, and NLC will own 48% of 3CL's outstanding equity;

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I – DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

"**3CL**" is defined in the opening paragraph.

"**3CL Indemnitees**" is defined in Section 7.1.1.

"**Action**" means any arbitration, action, proceeding, litigation, appeal, audit, claim or investigation.

"**Affiliate**" means any Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For purposes of this definition "control" (including "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"**Anti-Money Laundering Laws**" is defined in **Section 4.14.2**.

"**Applicable Law**" means any federal, state, local, foreign or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, Order, constitution, treaty, principle of common law or other restriction of any Governmental Body, in the United States, Israel or any other relevant jurisdiction.

"**Assets**" means the Patents, and any and all intellectual property related thereto, including patent applications, patents, and/or licenses to patents, as applicable, know- how and trade secrets related to the procurement, formulation, qualification and sale of botanical 3CL protease inhibiting Gromwell Root extract for dietary supplement and botanical drug development and commercialization, as well as all intellectual property, know-how, trade secrets, patents and patent applications related to

the development of biosynthesis-created 3CL protease inhibiting Gromwell Root extract and the discovery and development chemically synthesized 3CL protease inhibiting compounds that will become synthetic drug candidates, and any rights to develop subsequent intellectual property related to the Assets.

"**Books and Records**" means all books and records of NLC related to the Business (in whatever form or media), including, without limitation, operating ledgers, asset ledgers, budgets, customers/subscriber and potential customer/subscriber lists, supplier lists, marking information, mailing lists, resale certificates, advertising and sales materials, manuals, books, files, procedures and systems; but in all cases Books and Records shall exclude corporate books and records of NLC (such excluded books and records, hereinafter "**Excluded Books and Records**").

"**Business**" means all of the business related to the Patents and rights derived therefrom, including business lines and other business activities, including products, services and support, in each case relating to the procurement, formulation, qualification and sale of botanical 3CL protease inhibiting Gromwell Root extract for dietary supplement and botanical drug development and commercialization, as well as all intellectual property, know-how, trade secrets, patents and patent applications related to the development of biosynthesis-created 3CL protease inhibiting Gromwell Root extract and the discovery and development of chemically synthesized 3CL protease inhibiting compounds that will become synthetic drug candidates.

"**Business Contracts**" all the Contracts listed on **Schedule E**.

"**Business Day**" means any calendar day other than Fridays, Saturdays or national public holidays or other days on which banks are closed in the State of Israel.

"**Cash Consideration**" is defined in **Section 2.3.3**.

"**Closing**" is defined in **Section 3.1**.

"**Closing Date**" is defined in **Section 3.1**.

"**Consent**" is defined in **Section 6.11**.

"**Contract**" means any contract, obligation, understanding, commitment, lease, license, purchase order, work order, bid or other agreement, whether written or oral and whether express or implied, together with all amendments and other modifications thereto.

"**Damages**" means any and all actual and direct damages, costs, losses (but excluding diminution in value, lost profits, lost revenues, lost opportunities or consequential, punitive or other special damages), Liabilities, judgments, penalties, fines, obligations, lawsuits, deficiencies, demands and expenses (whether or not arising out of third-party claims), including, without limitation, interest and reasonable attorneys' fees and reasonable litigation costs.

"**Distribution Compliance Period**" is defined in **Section 4.26.9**.

"**Encumbrance**" means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other similar claim, community property interest, condition, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning or other restriction of any kind or nature.

"**Environmental Law**" means any law relating to the environment, health or safety, including any law relating to the presence, use, production, generation, handling, management, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any material, substance or waste limited or regulated by any Governmental Body.

"**Exchange Act**" means the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"**Excluded Assets**" means (a) cash of NLC, (b) cash equivalents of NLC, (c) accounts receivable of NLC (including any right to receive payment from any third party in connection with the period prior to the Closing, even if such right has matured following such period), (d) Excluded Books and Records, and (e) the Excluded Contracts.

"**Excluded Contracts**" means (a) those contracts listed on **Schedule 1.1(d)**, (b) all Employee Agreements and Plans (other than those discussed in **Section 6.6**), and Contracts by which NLC receives services from any Person, or other Contracts under which NLC receives or has received services from contractors or consultants, and (c) any Contract regarding Indebtedness of any type.

"**Excluded Liabilities**" is defined in **Section 2.2**.

"FCPA" is defined in **Section 4.14.3**.

"**Financial Statements**" is defined in **Section 4.4.1**.

"**First Tranche Cash Payment**" is defined in **Section 2.3.3**.

"**Fundamental Representations**" is defined in **Section 7.2**.

"**GAAP**" means United States generally accepted accounting principles in effect from time to time, applied on a consistent basis.

"**Governmental Body**" means any foreign, domestic, national, federal, territorial, provincial, state, county, city, village, municipal, district or other jurisdiction of any nature, governmental or quasi-governmental unit of any nature, instrumentality, court, government or self-regulatory or other organization, commission, tribunal or any regulatory, administrative or other agency or any political or other subdivision, department or branch of any of the foregoing and/or anybody exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power of any nature.

"**Hazardous Substance**" means any existing, stored or transported material, substance or waste that is limited or regulated by any Governmental Body or, even if not so limited or regulated, could pose a hazard to the health or safety of the occupants of the Real Property or adjacent properties or any property or facility formerly owned, leased or used by NLC. The term includes asbestos, polychlorinated biphenyls, petroleum products and all materials, substances and wastes regulated under any Environmental Law.

"**IIA**" the Israeli Innovation Authority of the Ministry of Economy and Industry.

"**Indebtedness**" means as to NLC at any time: (a) obligations of NLC for borrowed money; (b) obligations of NLC evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of NLC to pay the deferred purchase price of property or services (including obligations under any non-compete, consulting or similar arrangements); (d) obligations of NLC toward the IIA or the OCS or any other Governmental Body; (e) any indebtedness arising under capitalized leases, conditional sales Contracts or other similar title retention instruments; (f) indebtedness or other obligations of others directly or indirectly guaranteed by NLC; (g) obligations secured by an Encumbrance existing on any property or asset owned by NLC or reimbursement obligations of NLC relating to letters of credit, bankers' acceptances, surety or other bonds or similar instruments; (h) net payment obligations incurred by NLC pursuant to any hedging agreement; (i) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect NLC against fluctuations in interest rates; (j) all guarantees of the foregoing; and (k) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (j).

"**Indemnified Party**" is defined in **Section 7.3.2**.

"**Indemnifying Party**" is defined in **Section 7.3.2**.

"**Innovation Authority Consent**" means the consent of the Israel Innovation Authority to the transfer of the Assets and the IP Assets to 3CL, to the extent applicable and required.

"**Intellectual Property**" means all of the following and similar intangible property embodied in the Patents and related proprietary rights, including all interests and protections related thereto, however arising, (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations

thereof; (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith (whether registered, unregistered or arising by Applicable Law); (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith (whether registered, unregistered or arising by Applicable Law); (d) mask works and applications, registrations and renewals in connection therewith (whether registered, unregistered or arising by Applicable Law); (e) trade secrets and confidential information; (f) formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; (g) patented and patentable subject matter, designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; (h) other proprietary rights; and (i) copies and tangible embodiments and expressions (in whatever form or medium) of any of the foregoing, including all improvements and modifications thereto and derivative works thereof.

"**Intellectual Property Registrations**" means all IP Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Body or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

"**Inventory**" means all inventories of NLC wherever located, including raw materials, goods consigned to vendors and subcontractors, works in process, finished goods, spare parts, goods in transit, products under research and development, demonstration equipment and inventory on consignment.

"**IP Assets**" means (a) all of the know-how and Intellectual Property rights related to and included in the Patents owned by NLC, including, among others, all of the Intellectual Property rights used by the Business, (b) all IP Licenses, and (c) the Assets set forth on **Schedule 2.1**.

"**IP Liabilities**" means (a) all of NLC's Liabilities under the IP Licenses solely to the extent such Liabilities relate to the time period after the Closing Date; and (b) all other Liabilities associated with or in connection with the IP Assets solely to the extent such Liabilities relate to the time period after the Closing Date.

"**IP Licenses**" means all licenses, sublicenses and other agreements by or through which other Persons, including any NLC's Affiliates, as well as Todos and any Todos Affiliates, have granted either NLC or Todos exclusive or non-exclusive rights or interests in or to any Intellectual Property.

"**Israeli Income Tax Ordinance**" is defined in **Section 2.4.1**.

"**Liabilities**" ~~means any and~~ all existing commercial contracts, orders, leads, and privileges of NLC or Todos relating to the Assets and/or the business of 3CL as such will be conducted.

"**Lock-up Agreements**" means those certain Lock-up Agreements, each by and between Todos and either NLC or any shareholder of NLC substantially in ~~the form~~ attached hereto as Exhibit A.

"**Material Adverse Effect"** means any result, occurrence, fact, change, event or effect that would be or would reasonably be expected to be, either individually or in the aggregate (taking into account all other results, occurrences, facts, changes, events or effects), materially adverse to (a) the operating results, operations of the Business or the Assets or the IP Assets (taken as a whole); except to the extent directly resulting from (A) changes in general local, domestic, foreign, or international economic conditions which do not disproportionately impact NLC or the Business, (B) changes affecting generally the industries or markets in which NLC operates, which do not disproportionately impact NLC or the Business, (C) acts of war, sabotage or terrorism, military actions or the escalation thereof, (D) any changes in Applicable Laws or accounting rules or principles, including changes in GAAP which do not disproportionately impact NLC or the Business, (E) any other action required by this Agreement, or (F) the announcement of the Transaction. or (b) the ability of NLC to timely consummate the Transaction and/or convey the Assets to 3CL.

"**Non-Assignable Deliverable**" is defined in **Section 6.13**.

"**OCS**" means the Office of the Chief Scientist of the State of Israel.

"**Order**" means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

"**Ordinary Course of Business**" means the ordinary course of the conduct of the Business by NLC, consistent with past operating practices of NLC related to the Business.

"**Organizational Documents**" means with respect to a Person, the articles or certificate of incorporation, bylaws, partnership agreement, certificate of partnership, certificate of formation, operating agreement and/or any similar document(s) adopted or filed in connection with the creation, formation or organization of such Person; and any amendment to any of the foregoing.

"**Patents**" means the patents listed on **Schedule C.**

"**Payor**" is defined in **Section 2.6**.

"**Permits**" means all licenses, permits, franchises, approvals, authorizations, consents or Orders of, or filings with, any Governmental Body.

"**Person**" means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.

"**Prepaid Amount**" means the US$ 210,000 payment made by Todos to NLC under **Section 2.3.4** prior to the execution of this Agreement.

"**Prospective Employees**" means Dr. Dorit Arad and Avraham Marilus.

"Purchase Price" is defined in **Section 2.3.1**.

"**Related Person**" means (a) with respect to a specified individual, any member of such individual's Family and any Affiliate of any member of such individual's Family, and (b) with respect to a specified Person other than an individual, any Affiliate of such Person and any member of the Family of any such Affiliates that are individuals. The "**Family**" of a specified individual means the individual, such individual's spouse and former spouses, any other individual who is related to the specified individual or such individual's spouse or former spouse within the third degree, and any other individual who resides with the specified individual.

"**Research Law**" means the Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984 and the applicable regulations, rules, procedures and benefit plans promulgated thereunder.

"**Sanctions**" is defined in **Section 4.10.4**.

"**SEC**" means the United States Securities and Exchange Commission.

"**SEC Filings**" is defined in **Section 4.26.2**.

"**Second Tranche Cash Payment**" is defined in **Section 2.3.3**.

"**Securities Act**" means the US Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Securities Consideration" is defined in **Section 2.3.2**.

"**NLC**" is defined in the opening paragraph.

"**NLC's Knowledge**" (or similar term) means the actual knowledge of Dr. Dorit Arad or Avraham Marilus and the knowledge that such individuals should have after reasonable inquiry of the applicable employees, directors and/or officers of NLC.

"NLC Indemnitees" is defined in **Section 7.1.2**.

"**MOU**" is defined in **Section 6.23**.

"**Tax**" means any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including, without limitation, income, estimated income, business, occupation, franchise, social security, health tax, VAT, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise, withholding or other like taxes, and any premium, including, without limitation, interest, penalties and additions in connection therewith whether disputed or not, imposed upon any Person by any Taxing authority or other Governmental Body under Applicable Law.

"**Third Party Claim**" is defined in **Section 7.3.2**.

"**Todos**" is defined in the opening paragraph.

"**Todos' Knowledge**" (or similar term) means the actual knowledge of Gerald Commissiong and the knowledge that such individual should have after reasonable inquiry of the applicable employees, directors and/or officers of Todos.

"**Todos Stock**" means the ordinary shares, par value NIS 0.001 per share, of Todos.

"**Transaction**" means the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, among others, the transfer of the Assets to 3CL.

"**Transaction Documents**" means this Agreement, the Lock-up Agreements, and any other documents or consents necessary to terminate any IP License or any Business Contract, any other documents necessary to have completed the transfer of Assets by NLC to 3CL per the Section 104(A) agreement referenced in Schedule X, in accordance with the provisions of this Agreement, and all other written agreements, documents and certificates contemplated by any of the foregoing documents.

"**Updated Disclosure Schedule**" is the disclosure schedule described in **Section 6.9.1**.

"**VAT**" shall mean the value added tax of any Government Body.

"**Withholding Certificate**" is defined in **Section 2.6**.

ARTICLE II – PURCHASE AND SALE OF THE 3CL SHARES

2.1 Transfer of the Shares. Upon the terms and subject to the conditions contained herein, and subject to the execution stages detailed in Schedule X, at the Closing, NLC shall have sold, conveyed, transferred, assigned and delivered the Assets per the Section 104(A) agreement referenced in Schedule X, to 3CL, free and clear of all Encumbrances and any Indebtedness, all in accordance with and subject to the provisions of this Agreement, in exchange for ordinary shares representing 99.99% of the issued share capital of 3CL. As soon as practicable after the execution of this Agreement, 3CL shall issue and allocate additional ordinary shares representing 30.15% of the issued share capital of 3CL to Todos in exchange for an undertaking to pay $8 million to 3CL. NLC shall then sell to Todos ordinary shares of 3CL representing 7.54% of the issued share capital of 3CL in exchange for an undertaking to pay $2 million to NLC. Lastly, NLC and Todos shall execute an exchange of shares pursuant to which Todos shall issue to NLC $3.8 million worth of its ordinary shares in exchange for ordinary shares of 3CL owned by NLC representing 14.31% of the issued share capital of 3CL. The foregoing is summarized below:

	TODOS	NLC	TOTAL Issued Capital	TODOS %	NLC %	
Stage 1		698,500	698,500	0.00000%	100.00000%	NLC inccorporates 3CL, transfers all Assets to 3CL
Stage 2	301,500	698,500	1,000,000	30.15000%	69.85000%	3CL allocates shares to Todos rep. 30.15% of its issued share capital
Stage 3	376,900	623,100	1,000,000	37.69000%	62.31000%	NLC Sells 7.54% of 3CL's issued share capital to Todos for $2M
Stage 4	520,000	480,000	1,000,000	**52.00%**	**48.00%**	NLC Exchanges 14.31% of 3CL's issued share capital for TODOS Shares

2.2 IP Liabilities. Neither Todos nor 3CL shall assume, or otherwise be responsible for, any Liabilities of NLC relating to NLC or the Business, including, without limitation, any (a) Damages or Liabilities related or unrelated to the

Business arising from actions accruing during the period prior to the Closing, (b) Indebtedness, (c) Excluded Contracts, or (d) employee agreements other than those described in Section 6.6 with respect to periods after the Closing (collectively, "**Excluded Liabilities**").

2.3 Purchase Price.

2.3.1 The aggregate purchase price to be paid by Todos for its share in 3CL shall be $10 million, of which $8 million (less the Prepaid Amount as defined in **Section 2.3.4**, which has already been paid to NLC) shall be paid to or raised by Todos on behalf of 3CL, and $2 million shall be paid to or raised by Todos on behalf of NLC. The purchase price shall include the Cash Consideration (collectively, the "**Purchase Price**"), each as hereinafter defined, and subject to the conditions set forth in this **ARTICLE II**. The Purchase Price shall be paid in the stages described in Schedule X. Such payment need not be immediate. Todos and NLC have negotiated the Purchase Price.

2.3.2 The "Securities Consideration" 3CL will (a) have issued to NLC a certain number of ordinary shares of 3CL as set forth in Schedule X, and (b) issue to Todos a certain number of ordinary shares of 3CL as set forth in Schedule X (the "**Securities Consideration**"). 3CL shall adopt on or before the Closing (as defined in Article III below) the Amended and Restated Articles of Association in the form attached hereto as **Schedule F** of this Agreement (the "**Amended Articles**") which shall include *inter alia* certain rights and privileges related to shareholder preemptive rights and special majority requirements.

2.3.3 Until the earlier of (a) such time as the $10 million Threshold is reached, or (b) twelve months from the date of execution of this Agreement, in the event that 3CL raises capital other than from Todos, and such financing results in NLC owning less than 48% of 3CL's ordinary shares prior to a total of $10 million having been invested in 3CL by Todos (the "$10 Million Threshold"), then NLC will be granted and the Amended Articles will provide that NLC be granted additional options or ordinary shares in 3CL so that NLC shall be entitled to own and retain the equivalent of 48% of 3CL's issued and outstanding ordinary shares on a fully diluted basis. 3CL shall have no right to raise capital other than from or through Todos prior to the earlier of (a) the $10 Million Threshold being reached or (b) twelve months from the date of execution of this Agreement without Todos' prior written consent, to be granted or denied in Todos' sole discretion.

2.3.4 The "**Cash Consideration**" shall be that amount of cash equal to: (i) initially, $210,000, which has been paid by Todos to NLC prior to date hereof as part of the consideration for the Transaction plus any amounts paid to NLC between the date hereof and Closing (the "**Prepaid Amount**"); plus (ii) an additional amount of cash to be paid by Todos to 3CL equal to $270,000~~, plus~~ any amount paid by Todos to 3CL under **Section 6.15** below (each of which shall be set off against Todos' obligation to make the $2.2 million cash payment detailed in **Section 3.3** below) (collectively with the Prepaid Amount, the "**First Tranche Cash Payment**"); plus (iii) the amount (if any) required by the IIA to be paid to the IIA by NLC in order for the IP Assets to be transferred to 3CL free and clear of any Encumbrances and Indebtedness, including, pursuant to the Research Law (the "**Second Tranche Cash Payment**").

2.3.5 Prior to and as a condition to the Closing, NLC, or an escrow agent, trustee, or other custodian duly designated by NLC, shall have fully received (i) the Prepaid Amount, and (ii) additional ordinary shares in Todos having a market value equal to $3.2 million based upon the closing price on the day immediately prior to the Closing (the "**Todos Shares**" and together with the First Tranche Cash Payment, the "**Initial Payment**"). For the sake of clarity, the value of the Todos Shares shall not be considered part of, or on account of, Todos' responsibility for providing or assisting in the raising of a total of $10 million to be invested in 3CL.

2.3.6 Prior to and as a condition precedent to the Closing, subject to the terms and conditions of this Agreement prior to receipt of the Assets by 3CL, Todos shall have (i) paid the Prepaid Amount to NLC, (ii) paid the remainder of the First Tranche Cash Payment to 3CL, and (iii) issued the Todos Shares to NLC or an escrow agent, trustee, or other custodian duly designated by NLC. The Prepaid Amount and the remainder of the First Tranche Cash Payment shall be made to accounts designated by NLC and 3CL, respectively, at least two Business Days prior to the Closing Date.

2.3.7 If any claim is made by any Person against the Assets after all of Todos' Closing conditions in Article III and Article VI were met, and the Assets were transferred by NLC to 3CL, and provided that either (i) a claim is made less than two years after the Closing Date, or (ii) a claim is a bona fides claim filed against such transfer, or (iii) a claim is made

that challenges the position that that such transfer is free and clear of all Encumbrances and Indebtedness, then the provisions of Article VII (Indemnification) of this Agreement will apply.

2.3.8 Any other provision of this Agreement notwithstanding, at no time shall the aggregate number of Todos ordinary shares voted by NLC, Dorit Arad, Avraham Marilus and their affiliates (combined) exceed 19.99% of Todos' issued and outstanding ordinary shares on a non-diluted basis.

2.3.9 In the event that Todos fails to provide a total of $2.2 million in payments and contributions per section 3.3 within 75 days from the signing of this Agreement, the ownership and rights in and to the Assets shall remain with NLC.

2.3.10 In the event that Todos fails to raise or fund a total of $10 million per the $10 Million Threshold in payments and contributions by September 15, 2022, NLC shall have the right to require 3CL to revert, transfer, or otherwise dispose of any ownership and rights in and to the Assets, to NLC or to any third party designated by NLC, other than a license to manufacture and commercialize Tollovid which shall be granted to 3CL.

2.4 [Reserved].

2.5 Taxes. Each of the Parties shall bear and pay the taxes and levies imposed on it (if at all) under any law in relation with this Agreement and the transactions contemplated therein.

2.6 Withholding. Notwithstanding any other provision contained herein to the contrary, any Party as applicable shall be entitled to deduct and withhold taxes from any payments to be made under this Agreement , at such amounts required to be deducted and withheld with respect to the making of any such payment under any Applicable Law, including, without limitations, the Israeli Income Tax Ordinance and any regulation promulgated thereunder; provided, however, that in the event that the applicable payor is provided with a valid withholding certificate regarding the withholding (or exemption from withholding) of payment which is sufficient to enable such payor to reasonably conclude, , that no withholding, or reduced withholding, of Israeli Tax is required with respect to such payment ("**Withholding Certificate**") , at least three (3) Business Days prior to the date of any such payment, or to the extent that a trustee or escrow agent is duly appointed and which such payment may be exempt from deducting and/or withholding such amounts, then the deduction and withholding of any amounts payable under this Agreement, if any, shall be made only in accordance with the provisions of such Withholding Certificate. To the extent that no Withholding Certificate shall be granted by the date upon which payments are due, then such payments may be postponed until such time as the applicable Withholding Certificate is duly received, but no longer than 30 days unless the otherwise requested by the payee.

ARTICLE III – CLOSING

3.1 Closing. The closing of the Transaction, including, the sale and transfer of the Assets to 3CL and the Securities Consideration being fully transferred and issued to Todos (the "**Closing**"), shall take place remotely commencing at 9:00am New York time on a business day mutually agreed between Todos, 3CL and NLC, which in any event shall be no later than March 31, 2022 following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transaction to be performed on the Closing Date (other than conditions with respect to actions the Parties will take at the Closing) or such other date as Todos, 3CL and NLC may mutually determine in writing (the "**Closing Date**"). It is agreed between the parties that the schedules and exhibits to this Agreement will be agreed upon by the parties to this Agreement in good faith, between the signing of this Agreement and the Closing Date.

3.2 Closing Deliverables. At the Closing, the following actions and occurrences shall take place, all of which shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document shall be deemed to have been delivered until all actions are completed and all documents delivered (unless waived in writing by the relevant Party for whose benefit such action should have been completed or such document should have been delivered):

3.2.1 Cash Consideration. Todos shall have paid to NLC the First Tranche Cash Payment in accordance with **Section 2.3.4** above, and to the extent applicable Todos shall pay the Second Tranche Cash Payment directly to the IIA, on behalf of NLC.

3.2.2 Securities Consideration. NLC and Todos shall each receive their respective Securities Consideration registered in their respective names.

3.2.3 NLC Deliveries. Subject to Schedule X, at the Closing, subject to the fulfillment of all Closing Conditions, NLC shall cause to be delivered to Todos and 3CL:

(a) Permits. Subject to **Section 6.3** below, NLC shall deliver to 3CL all Permits, consents and other documents reasonably necessary to consummate the Transaction and transfer rights to terminate any Business Contracts and enter into alternative commercial arrangements, and apply for the transfer of Patent Registrations.

(b) IP Assignment. A counterpart duly executed by NLC to each of the intellectual property assignments, duly executed by NLC substantially in the form of **Schedule 3.2.3(c)**;

(c) Transaction Documents. A counterpart to each of this Agreement, the IP Assignment, the Shareholders' Resolution, the Board Resolution, the Officer's Certificates, the Lock-up Agreements, and any other documents or consents necessary to terminate any IP License or any Business Contract, any other documents necessary to have completed the transfer of Assets by NLC to 3CL per the Section 104(A) agreement referenced in Schedule X, in accordance with the provisions of this Agreement, and all other written agreements, documents and certificates contemplated by any of the foregoing documents, each duly executed by NLC;

(d) Shareholders Resolution. Resolutions of the shareholders of NLC substantially in the form attached hereto as **Schedule 3.2.3(e)** hereto, pursuant to which the shareholders of NLC shall have approved the execution of the Transaction Documents and all transactions contemplated thereby.

(e) Board Resolution. Resolutions of the board of directors of NLC, substantially in the form attached hereto as **Schedule 3.2.3(f)**, pursuant to which the directors have approved, inter alia, the execution, delivery, and performance of this Agreement and the other Transaction Documents, the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions.

(f) Opinion of Counsel. NLC shall deliver to Todos and 3CL an opinion in the form attached hereto as **Schedule 3.2.3(g)**, dated as of the Closing Date, of EPC Legal, legal counsel to NLC.

(g) Officer's Certificate. NLC shall deliver to Todos and 3CL a certificate, substantially in form attached hereto as **Schedule 3.2.3(h)**, confirming satisfaction of the conditions in **Section 6.9** below.

(h) Lock-up Agreements. Counterparts to the Lock-up Agreements duly executed by NLC and by each person (including, without limitation, Dorit Arad and Avraham Marilus) who is receiving Todos ordinary shares as part of the transaction;

(i) Other Documents. All other agreements, documents, certificates, instruments and writings required to be delivered by any NLC at or prior to the Closing Date pursuant to this Agreement or the other Transaction Documents, and such other matters as may be requested by 3CL and Todos in order to effectuate the transfer of the IP Assets (including the Assets listed in **Schedule 2.1**) and the Assets pursuant to this Agreement.

3.2.4 3CL and Todos Deliveries. Subject to Schedule X, at the Closing, 3CL and/or Todos shall deliver or cause to be delivered to NLC the following:

(a) IP Assignment. A counterpart duly executed by 3CL of each of the intellectual property assignments, substantially in the form of **Schedule 3.2.3(c)**;

(b) Lock-up Agreements. A counterpart to the Lock-up Agreements duly executed by Todos;

(c) Incumbency Certificate. Certificates of the Secretary of Todos and 3CL certifying to the incumbency and signatures of the officers of Todos and such 3CL, as the case may be, authorized to sign this Agreement and each of the Transaction Documents;

(d) Officer's Certificate (Todos). Todos shall deliver to NLC at the Closing a certificate, in form and substance reasonably satisfactory to NLC, confirming satisfaction of the conditions to be satisfied by it in **Sections 6.10.1 – 6.10.8** below.

(e) Officer's Certificate (3CL). 3CL shall deliver to NLC at the Closing a certificate, in form and substance reasonably satisfactory to NLC, confirming satisfaction of the conditions to be satisfied by it in **Sections 6.10.1 – 6.10.8** below.

(f) Share Certificates. 3CL shall deliver the certificates reflecting the Securities Consideration.

(g) Todos Permits. Todos shall deliver to 3CL all Permits, consents and other documents reasonably necessary to consummate the Transaction and transfer and assign the rights to terminate any Business Contracts to which Todos is party or in which Todos has rights.

3.3 Notwithstanding anything to the contrary, it is hereby agreed that the IP Assignment, subject to all applicable closing conditions, shall be executed by NLC and initially delivered to an intermediary, escrow agent, or trustee, which shall be mutually agreed upon by Todos and NLC, to be held in trust until such time as 3CL and NLC have received from Todos at least $2.2 million in cash out of the $10 million purchase price under this Agreement. The parties mutually agree and undertake that only upon such $2.2 million funding has been made available and provided to 3CL, will 3CL submit the IP Assignment to the applicable patent offices and authorities, requesting the transfer of ownership to be registered under 3CL's name. The initial $2.2 million in payments to 3CL shall be delivered by Todos, subject to reduction for payments made by Todos to 3CL and NLC under **Section 2.3.4** and **Section 6.15**.

ARTICLE IV – REPRESENTATIONS AND WARRANTIES OF NLC

NLC represents and warrants to Todos and 3CL as follows:

4.1 Organization.

4.1.1 NLC is a company duly organized and validly existing under the Applicable Law of the State of Israel, and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its Business as currently conducted. NLC is not a "violating company" ("**Hevra Mefera**") as such term is defined in the Israeli Companies Laws, 1999. The Organizational Documents of NLC that NLC has delivered to Todos are accurate and complete.

4.1.2 Authority of NLC. NLC has the corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the Transactions contemplated hereby and thereby. The execution and delivery by NLC of this Agreement and any other Transaction Document to which it is a party, the performance by it of its obligations hereunder and thereunder, and the consummation by it of the Transactions contemplated hereby and by the Transaction Documents to which it is a party have been duly and validly authorized by all requisite corporate action on the part of NLC. This Agreement has been duly and validly executed and delivered by NLC, and (assuming due authorization, execution and delivery by Todos and 3CL), this Agreement constitutes a legal, valid, and binding obligation of NLC enforceable against it in accordance with its terms. When each other Transaction Document to which NLC is has been duly executed and delivered by NLC (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal, valid and binding obligation of NLC, enforceable against it in accordance with its terms.

4.2 No Conflicts. The execution, delivery and performance by NLC of this Agreement and the other Transaction Documents to which NLC is a party, and the consummation of the Transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of NLC; (b) conflict with or result in a violation or breach of any provision of any Applicable Law; (c) except as set forth in **Schedule 4.3(a)**, require the consent, notice or other action by any Person under, conflict with, result in a

violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which NLC is a party or by which NLC or the Business is bound or to which any of the Assets (including any Business Contract) or any IP Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Assets or any IP Assets, except with respect to clauses (b)-(d) above, for any violation, conflict, or default, termination, cancelation, modification, payment or acceleration as would not be reasonably be expected to have a Material Adverse Effect.

4.3 No Indebtedness. There is no Indebtedness that could constitute a claim against the Assets or the Business.

4.4 Undisclosed Liabilities. Except as disclosed on **Schedule 4.4**, there are no Liabilities of NLC related to the Business, the Assets, the IP Assets and the Business Contracts of any kind or nature whatsoever, absolute, accrued, contingent or otherwise or whether due or to become due, other than Liabilities incurred in the Ordinary Course of Business, none of which, individually or in the aggregate are material, and to NLC's Knowledge there exist no facts or circumstances that could reasonably be expected to result in any such Liability.

4.5 Assets.

4.5.1 The Assets together with the IP Assets transferred to 3CL (whether directly or through Todos) comprise all of the assets currently used by NLC for the operation of, the Business, other than any interests in Business Contracts. NLC has and will transfer good and marketable fee simple title to the Assets to 3CL at Closing, free and clear of any Encumbrances (other than the Liabilities).

4.6 Business Contracts.

4.6.1 All of the Contracts listed on **Schedule E** (except the Excluded Contracts, the "**Business Contracts**") are all of the Contracts to which either of NLC and Todos are parties, which are related to the operation of the Business. Each of the Business Contracts is valid and in full force and effect. Each of NLC and Todos has performed and/or is performing, in all material respects, its obligations under each Contract, and neither NLC nor Todos is in material breach of any Contract. To NLC's Knowledge, no counterparty to any Contract other than Todos has defaulted (or engaged in an event which, with the giving of notice or the lapse of time or both, would constitute a default), breached or repudiated any Contract. All of the rights to terminate Business Contracts and enter into alternative commercial arrangements will be enforceable by 3CL after the Closing to the same extent they would have been enforceable, in accordance with their respective terms, by NLC if the Transaction had not been consummated. NLC has delivered to Todos complete and correct copies of all of the Business Contracts. Except as set forth in **Schedule 4.6.1**, none of the Business Contracts contains any restrictions prohibiting or limiting the ability of 3CL following the Closing to (1) engage in any line of business, (2) compete with, obtain products or services from, or provide services or products to, any Person, (3) carry on or expand the nature or geographical scope of the Business anywhere in the world, or (4) disclose any confidential information in the possession of NLC (and not otherwise generally available to the public) to 3CL.

4.6.2 Except as set forth on **Schedule 4.6.2**, none of the Assets are subject to (a) any Contract relating to Indebtedness, whether incurred, assumed, guaranteed or secured by any asset; (b) any joint venture, partnership, limited liability company or other similar agreements or arrangements; (c) any Contract where a Governmental Body is also a party or, to NLC's Knowledge, an ultimate beneficiary; or (d) any direct or indirect guarantees by any Person pertaining to such Asset.

4.7 Permits and Consents. **Schedule 4.7** contains a true and complete list of all Permits issued to NLC and Todos which are related to the conduct of the Business as currently conducted in the jurisdictions in which it is currently conducted or the ownership and use of the Assets or the IP Assets in such jurisdictions, including the names of the Permits and their respective dates of issuance and expiration. All Permits required for NLC and Todos to conduct the Business as currently conducted in the jurisdictions in which it is currently conducted or for the ownership and use of the Assets or IP Assets in such jurisdictions have been obtained by NLC and Todos and are valid and in full force and effect. All fees and charges with respect to such Permits have been paid in full. To NLC's Knowledge, other than the contemplated Transaction, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in **Schedule 4.7**.

4.8 Except as set forth in **Schedule 4.8**, no consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Body is required by or with respect to NLC in connection with the execution and delivery of this Agreement or any of the other Transaction Documents to which it is a party and the consummation of the Transactions contemplated hereby and by the other Transaction Documents to which it is a party.

4.9 Litigation. Except as set forth in **Schedule 4.9**, there have been no Actions commenced or, to NLC's Knowledge, threatened, against or by NLC (a) relating to or affecting the Business, the Assets, the IP Assets or the Liabilities; (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or by any other Transaction Documents; or (c) that involved a claim by any Person that such Person is a holder or beneficial owner of or has the right to acquire or to obtain beneficial ownership or interest in any Assets or any IP Assets. To NLC's Knowledge, no event has occurred, or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Action.

4.10 Compliance with Law.

4.10.1 NLC has used the Assets and the IP Assets, and has conducted the Business in compliance, in all material respects, with Applicable Law, and NLC has not received any notice or advice to the contrary, nor does NLC have any reasonable basis to believe that such notice will be forthcoming.

4.10.2 The operations of the Business by NLC are and have been conducted at all times in compliance, in all material respects, with applicable financial recordkeeping and reporting requirements, and the applicable anti-money laundering statutes of jurisdictions where NLC conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guid~~elines, issued, ad~~ministered or enforced by any governmental agency (the "**Anti-Money Laundering Laws**"); and no Action by or before any court or any other Governmental Body, or any arbitrator involving NLC with respect to the Anti-Money Laundering Laws is pending or, to NLC's Knowledge, threatened.

4.10.3 None of NLC nor, to NLC's Knowledge, any director, officer, agent, employee or affiliate or any other person acting on behalf of NLC and in relation to the Business has (a) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 (the **"FCPA"**); (b) taken any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any "foreign official" (as such term is defined in the FCPA); (c) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (d) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; and NLC has instituted and maintain and will continue to maintain, until the Closing, policies and procedures reasonably designed to promote and achieve compliance with applicable anti-corruption laws and with the representation and warranty contained herein.

4.10.4 None of NLC and, to NLC's Knowledge, any director, officer, agent, employee or affiliate of NLC is a Person that is, or is owned or controlled by a Person that is, currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State and including, without limitation, the designation as a "specially designated national" or "blocked person"), the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, **"Sanctions"**). NLC has not knowingly engaged in and is not now knowingly engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or in violation of Sanctions.

4.11 Product and Service Warranties. Each product manufactured, sold, licensed, leased or delivered and each service provided by NLC has been in conformity, in all material respects, with all applicable contractual commitments and all express warranties. NLC has not had any Liability (and to NLC's Knowledge there is no pending or threatened Action against NLC that could give rise to such Liability) for replacement or repair of any such product or service or other damages in connection therewith. No service is provided or product manufactured, sold, leased or delivered by NLC that is subject to any guaranty, warranty or indemnity beyond the applicable terms and conditions set forth in the applicable agreements or as required under Applicable Law. NLC has provided to Todos prior to the date hereof all Contracts which (i) contain warranties extended beyond 12 months or (ii) warranty claims made against NLC in excess of US$5,000. NLC has no Liability (and to NLC's Knowledge there is no pending or threatened Action against NLC that could give rise to any

Liability) arising out of any injury to any individual or property as a result of any service provided or the ownership, possession or use of any product manufactured, sold, leased or delivered by NLC.

4.12 No Brokers. NLC shall be responsible for any finder's fee, brokerage fee or commission or similar payment in connection with the Transaction as result of any employment, arrangement or agreement between NLC and any broker, finder or similar agent. Neither NLC nor any of its Affiliates have Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transaction for which Todos or 3CL could be liable.

4.13 Tax Matters. There are no Encumbrances for Taxes upon any of the Assets and the IP Assets. To NLC's Knowledge, there is no basis for the assertion of any claim for any Liabilities for unpaid Taxes for which 3CL would become liable as a result of the Transactions, or that would result in any Encumbrance on any of the Assets or the IP Assets. NLC has not executed any outstanding waiver of any applicable statute of limitations on or extension of the period for the assessment or collection of any Tax with respect to the Assets and the IP Assets. NLC has not executed or entered into any agreement with, or obtained any consents or clearances from, any Governmental Body, and has not been subject to any ruling guidance specific to NLC, that would be binding on 3CL or Todos. NLC shall continue to be responsible for all Tax-related issues of the Business in connection with the period prior to the Closing.

4.14 Employees/Consultants. NLC's only employees and/or consultants who currently are engaged in the Business are Dr. Dorit Arad and Mr. Avraham Marilus, who are also NLC's controlling shareholders.

4.15 Suppliers.

4.15.1 Suppliers. NLC has not had any problem in obtaining, in a timely manner and at market prices, any and all materials, products, supplies, equipment, and services used in the Business and NLC has no reason to believe that the Business may have problems with respect to the availability of such materials, products, supplies, equipment, and services. Since January 1, 2020, there has been no adverse change in the relationship between NLC and its suppliers nor has any adverse change been threatened, whether as a consequence of the Transaction or otherwise. No supplier has notified NLC, orally or in writing, of a likely decrease in the volume of sales to NLC, or an increase in the price that any such supplier shall charge for products or services sold to NLC, or of the bankruptcy or liquidation of any such supplier.

4.16 Intellectual Property.

4.16.1 **Exhibit C** contains a true and complete list of all Intellectual Property Registrations that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Body and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. NLC has provided Todos with true and complete copies of documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

4.16.2 NLC is the exclusive owner of all right, title and interest in and to the IP Assets, free and clear of Encumbrances.

4.16.3 NLC does not use and has never used any material licensed intellectual property in the operation of the Business or with the Patents in any manner currently material or relevant to the Business and Patents.

4.16.4 To NLC's Knowledge, the IP Assets as currently owned, licensed or used by NLC, and the conduct of the Business as currently and formerly conducted by NLC have not and do not infringe, violate or misappropriate the Intellectual Property, privacy rights, or proprietary rights of any Person. NLC has not received any communication or notice of, and no Action has been instituted, settled or, to NLC's Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the IP Assets are subject to any outstanding Order. To NLC's Knowledge, NLC has no Liability and there is no basis for any action, suit, proceeding, claim or investigation against it that could give rise to any Liability arising out of any infringement of the Intellectual Property of any other Person.

4.16.5 **Schedule 4.16.5(a)** contains a true and complete list of all licenses, sublicenses and other agreements pursuant to which NLC has granted rights or authority to any Person with respect to any IP Assets. NLC has provided Todos with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between NLC and the other parties thereto, and NLC and, to NLC's Knowledge, such other parties, are in full compliance with the terms

and conditions of such agreements. Except as set forth in **Schedule 4.16.5(b)**, to NLC's Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any IP Assets.

4.16.6 NLC has taken commercially reasonable precautions to preserve and document and protect the secrecy, confidentiality and value of its confidential business information.

4.16.7 All Intellectual Property related to the Business which has been created by employees, officers, consultants and service providers of NLC within the scope of their employment or engagement by NLC was assigned to NLC and, all such employees, officers, consultants and service providers have executed agreements to expressly assign all rights, title and interest in such Intellectual Property to NLC, including waivers of the rights to claim royalties in Service Inventions as defined in Section 132 of the Israel Patents Law, 1967. To NLC's Knowledge, it will not be necessary for NLC to use any inventions belonging to any of NLC's employees, officers, consultants or service providers, made prior to their employment or engagement by NLC, which NLC does not currently own or have rights to use. Without limiting the generality of the foregoing, NLC has entered into (or 3CL will enter into before the Closing Date) binding, written agreements with every current and former employee of NLC, and every current and former independent contractor or consultant who played any role in the development of the Business, whereby such employees and independent contractors and consultants (a) designate their work product as "work for hire" and assign to NLC any ownership interest and right they may have in the IP Assets and (b) acknowledge NLC's exclusive ownership of all IP Assets and waiving all rights (including right to receive royalties or other payments) in connection with IP Assets. NLC is in compliance, in all material respects, with all legal requirements applicable to the IP Assets and such NLC's ownership and use thereof. For the avoidance of doubt, NLC shall indemnify 3CL and Todos against any claims to ownership of the IP Assets by former employees or consultants of NLC, subject to the indemnification procedures of Article VII.

4.16.8 Except as set forth in **Schedule 4.16.8**, no Intellectual Property of NLC is subject to any Order, Action, settlement, restriction, constraint, control, supervision, limitation or similar third party right that restricts, or that could reasonably be expected to restrict in any manner, the use, transfer or licensing of any of the IP Assets or that may affect the validity, use or enforceability of such Intellectual Property, as a result of any of the following : (a) the receipt or use by NLC or any of its respective current or former directors, officers and employees of any funding, facilities, personnel or support from any Governmental Body, any foundation, or any public or private university, college, or other educational institution or research center in the development of any Intellectual Property of NLC, or (b) the involvement in, contribution to, or creation or development of, any of NLC's Intellectual Property by any current or former employee, director, officer, who performed services for or held any position with any Governmental Body, foundation, the Israel Defense Forces, or any public or private university, college, or any educational institution or research center.

4.16.9 Except as set forth on **Schedule 4.16.9**, no government funding, facilities of a university, college, or other educational, academic or military institution or research center or funding from third parties including any Governmental Body (including, among others, the IIA or the OCS) was used by NLC in the development of any the IP Assets.

4.16.10 Subject to obtaining the Innovation Authority Consent, transfer by NLC of the IP Assets to 3CL shall not violate, to NLC's Knowledge, any Applicable Law applicable to NLC, including, among others, the Research Law, and such transfer by NLC of the IP Assets to 3CL shall be free and clear of any Encumbrances and Indebtedness, including, without limitation, pursuant to the Research Law.

4.17 <u>Restrictive Covenants</u>. Neither Dr. Dorit Arad nor Mr. Avraham Marilus is a party to or otherwise subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreement with any Person, relating to, affecting or in conflict with the present or proposed business activities of NLC or 3CL relating to the Business, or party to or bound by any covenant restricting the development, marketing, sale, distribution of, or other right with respect to, any products or services relating to the Business.

4.18 <u>Transaction with Related Persons</u>. Neither Dr. Dorit Arad nor Mr. Avraham Marilus, nor any Related Person of any of the foregoing has (a) currently owns any interest in the Assets or the IP Assets independently of their interests in NLC, or (b) to NLC's knowledge engaged in competition with NLC with respect to the Business.

4.19 Insurance. NLC has delivered to Todos true and complete copies of each insurance policy and each pending application of NLC for an insurance policy that is related to the Business. All premiums relating to the each such insurance policy have been timely paid. NLC has not been refused insurance with respect to any assets or operations related to the Business.

4.20 Securities Law Compliance.

4.20.1 NLC acknowledges that the offer and sale of the Todos Shares is intended to be exempt from registration under the Securities Act and any applicable state securities Law.

4.20.2 NLC acknowledges: (a) NLC has been furnished via the SEC's EDGAR system with access to Todos' annual, quarterly and current reports, including its Form 10-K for the year ended December 31, 2020 filed with the SEC on April 21, 2021, and all quarterly and current reports or documents required to be filed thereafter with the SEC pursuant to the Exchange-Act (the filings since (and including) the 2020 Form 10-K, the "**SEC Filings**"); (b) NLC has been provided with all other reasonably requested material information regarding Todos; and (c) NLC has been afforded an opportunity to ask questions of, and receive answers from, management of Todos. NLC has not been furnished with any oral or written representation in connection with the purchase of the Securities Consideration by or on behalf of Todos that NLC has relied on that is not contained in this Agreement. The foregoing, however, does not in any way limit or otherwise affect the representations and warranties of Todos and 3CL contained in this Agreement and in the schedules attached hereto, or the right of NLC to fully rely thereon.

4.20.3 NLC (a) is not a "U.S. Person" within the meaning of Rule 902 of Regulation S promulgated under the Securities Act; (b) has obtained, in its judgment, sufficient information to evaluate the merits and risks of the purchase of the Securities Consideration; (c) has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks associated with such purchase of the Securities Consideration and to make an informed investment decision with respect thereto; and (d) has consulted with its own advisors with respect to the purchase of the Securities Consideration.

4.20.4 The Todos Shares are being acquired for NLC's own account for investment and not for the benefit or account of any other Person and not with a view to, or in connection with, any resale or distribution thereof. NLC shall not take any action that would constitute a breach of the Securities Act of 1933 with respect to the Todos Shares.

In particular, NLC has no intention to distribute directly or indirectly, any of the Todos Shares in the United States or to U.S. Persons, except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in each case only in accordance with applicable state securities laws.

4.20.5 NLC understands and agrees that the Todos Shares have not been registered under the Securities Act or under the securities law of any states, and, therefore, the Todos Shares are "restricted securities" and cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and, to the extent applicable, under the applicable state securities laws or an exemption from such registration is otherwise available. Additionally, the Todos Shares are subject to the restrictions set forth in the Lock-Up Agreements, and cannot be sold or otherwise transferred until the restrictions set forth in the Lock-Up Agreements are fulfilled.

4.20.6 NLC will not acquire the Todos Shares as a result of, and will not engage, in any way, in any "directed selling efforts" (as defined in Regulation S) in the United States with respect to the Todos Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of any of the Todos Shares; provided, however, that NLC may sell or otherwise dispose of the Todos Shares pursuant to registration thereof under the Securities Act and any applicable state and provincial securities laws or under an exemption from such registration requirements.

4.20.7 NLC acknowledges and agrees that the statutory and regulatory basis for the exemption claimed for the offer of the Todos Shares, although in technical compliance with Regulation S, would not be available if the offering is part of a plan or scheme to evade the registration provisions of the Securities Act or any applicable state and provincial securities laws.

4.20.8 In addition to resale restrictions imposed under US securities laws, there may be additional restrictions on such NLC's ability to resell any of the Todos Shares under the laws governing the resale of securities in the country in which such NLC is organized and in which the Securities Consideration are sold. NLC agrees to strictly abide with such laws.

4.20.9 Subject to the Lock-Up Agreements, NLC understands and agrees that offers and sales of any of the Todos Shares prior to the expiration of a period of six (6) months after the date of original issuance of such securities (the six month period hereinafter referred to as the "**Distribution Compliance Period**"), shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom and in each case only in accordance with applicable state securities laws.

4.20.10 NLC shall not sell or transfer any of the shares constituting the Securities Consideration, except in compliance with the Israeli securities law, including Section 15 of the Israeli Securities Law, 1968.

4.21 Subsidiaries. Subject to the fulfillment of Todos' and 3CL's closing conditions and Todos' obligations under this Agreement, no subsidiary of NLC other than 3CL (to the extent that 3CL may be considered a subsidiary of NLC) will own or have any rights to any of the Assets or IP Assets.

4.22 Full Disclosure. Neither this Agreement nor any schedule or exhibit hereto, when read together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Any documents provided by NLC to Todos on or prior to the date hereof or in reports made to Todos by NLC or its representatives shall not prevent 3CL from asserting an indemnification claim as a result of a breach of a representation or warranty by NLC hereunder.

ARTICLE V– REPRESENTATIONS AND WARRANTIES OF 3CL AND TODOS

Each of 3CL and Todos, for itself only, represents and warrants to NLC as follows:

5.1 Organization and Authority. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and by the other Transaction Documents to which it is a party. The execution and delivery by such Party of each Transaction Document to which it is a party has been duly approved by all requisite corporate action of such Party. This Agreement constitutes the valid and legally binding obligation of such Party, and when executed and delivered by each other Party hereto (assuming due authorization, execution and delivery by each other party thereto) will be enforceable against it in accordance with the terms of this Agreement. When each other Transaction Document to which such Party is or will be a party has been duly executed and delivered by such Party (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Party, enforceable against it in accordance with its terms.

5.2 No Conflict or Violation. The execution, delivery and performance by such Party of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transactions contemplated hereby and by the other Transaction Documents, do not and will not: (a) conflict with result in a violation or breach of, or default under, any provision of the Organizational Documents of such Party; (b) conflict with or result in a violation or breach of any provision of any Applicable Law; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which it is a party or by which it is bound.

5.3 Consents and Approvals. Except as set forth in **Schedule 5.3**, no consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Body is required by or with respect to 3CL or Todos (as applicable) in

connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the Transactions contemplated hereby and by the other Transaction Documents.

5.4 Business Contracts. To Todos' Knowledge, no counterparty to any Business Contract has defaulted (or engaged in an event which, with the giving of notice or the lapse of time or both, would constitute a default), breached or repudiated any Business Contract. All of the rights to terminate Business Contracts and enter into alternative commercial arrangements will be enforceable by 3CL after the Closing to the same extent they would have been enforceable, in accordance with their respective terms, by Todos if the Transaction had not been consummated.

5.5 No Brokers' Fees. Each of Todos and 3CL represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction. Each of Todos and 3CL (severally, and not jointly) agrees to indemnify and to hold harmless NLC from any liability for any commission or compensation in the nature of a finder's or broker's fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which Todos or 3CL or any of their respective officers, employees or representatives is responsible.

5.6 Anti-Money Laundering. To 3CL's Knowledge none of the Cash Purchase Price 3CL pays to NLC shall have been derived from, or related to, any activity that is deemed criminal under Anti-Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving 3CL and/or any of its Affiliates with respect to the Anti-Money Laundering Laws is pending or, to the best Knowledge of 3CL, threatened.

5.7 Full Disclosure. The representations and warranties of Todos and 3CL made or contained in this Agreement, the schedules and exhibits hereto and the certificates and statements executed or delivered in connection herewith, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated herein or therein or necessary in order to make such representations, warranties or other documents or information not misleading in the light of the circumstances in which they were made or delivered. Any documents provided by Todos or 3CL on or prior to the date hereof or in reports made to NLC by Todos, 3CL or its representatives shall not prevent NLC from asserting an indemnification claim as a result of a breach of a representation or warranty by Todos or 3CL hereunder.

5.8 Compliance with Law.

5.8.1 Todos has used the Assets and the IP Assets that it owns, and conducted its business in relation thereto in compliance, in all material respects, with Applicable Law, and Todos has not received any notice or advice to the contrary, and has no reasonable basis to believe that such notice will be forthcoming.

5.8.2 The operations of Todos' business by Todos are and have been conducted at all times in compliance, in all material respects, with applicable financial recordkeeping and reporting requirements, and the applicable anti-money laundering statutes of jurisdictions where Todos conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guid~~elines, issued, ad~~ministered or enforced by any governmental agency (the "**Anti-Money Laundering Laws**"); and no Action by or before any court or any other Governmental Body, or any arbitrator involving Todos with respect to the Anti-Money Laundering Laws is pending or, to Todos' Knowledge, threatened.

5.8.3 None of Todos nor, to Todos' Knowledge, any director, officer, agent, employee or affiliate or any other person acting on behalf of Todos and in relation to the Business has (a) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 (the "**FCPA**"); (b) taken any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any "foreign official" (as such term is defined in the FCPA); (c) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (d) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; and Todos has instituted and maintained and will continue to maintain, until the Closing, policies and procedures reasonably designed to promote and achieve compliance with applicable anti-corruption laws and with the representation and warranty contained herein.

5.8.4 None of Todos and, to Todos' Knowledge, any director, officer, agent, employee or affiliate of Todos is a Person that is, or is owned or controlled by a Person that is, currently the subject or target of any sanctions administered or

enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State and including, without limitation, the designation as a "specially designated national" or "blocked person"), the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, **"Sanctions"**). Todos has not knowingly engaged in and is not now knowingly engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or in violation of Sanctions.

5.8.5 Product and Service Warranties. Each product manufactured, sold, licensed, leased or delivered and each service provided by Todos has been in conformity, in all material respects, with all applicable contractual commitments and all express warranties. Todos has not had any Liability (and to Todos' Knowledge there is no pending or threatened Action against Todos that could give rise to such Liability) for replacement or repair of any such product or service or other damages in connection therewith. No service is provided, or product manufactured, sold, leased or delivered by Todos that is subject to any guaranty, warranty or indemnity beyond the applicable terms and conditions set forth in the applicable agreements or as required under Applicable Law. Todos has no Liability (and to Todos' Knowledge there is no pending or threatened Action against Todos that could give rise to any Liability) arising out of any injury to any individual or property as a result of any service provided or the ownership, possession or use of any product manufactured, sold, leased or delivered by Todos.

5.8.6 3CL Contracts. 3CL has provided to NLC and to Todos prior to the date hereof all Contracts which (i) contain warranties extended beyond 12 months or (ii) warranty claims made against 3CL in excess of US$5,000.

5.8.7 No Brokers. 3CL shall be responsible for any finder's fee, brokerage fee or commission or similar payment in connection with the Transaction as result of any employment, arrangement or agreement between 3CL and any broker, finder or similar agent. Neither 3CL nor any of its Affiliates have Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transaction for which NLC or Todos could be liable.

5.8.8 Suppliers. Todos has not had any problem in obtaining, in a timely manner and at market prices, any and all materials, products, supplies, equipment, and services used in the Business and Todos has no reason to believe that the Business may have problems with respect to the availability of such materials, products, supplies, equipment, and services. Since January 1, 2020, there has been no adverse change in the relationship between Todos and its suppliers nor has any adverse change been threatened, whether as a consequence of the Transaction or otherwise. No supplier has notified Todos, orally or in writing, of a likely decrease in the volume of sales to Todos, or an increase in the price that any such supplier shall charge for products or services sold to Todos, or of the bankruptcy or liquidation of any such supplier.

5.8.9 The Securities Consideration applicable to Todos and Todos ownership of 3CL's securities is being acquired for Todos' own account for investment and not for the benefit or account of any other Person and not with a view to, or in connection with, any resale or distribution thereof; and Todos shall not take any action that would constitute a breach of Israeli securities law, including ~~Section~~ 15 of the Securities Law 1968.

ARTICLE VI – PRE CLOSING COVENANTS

The Parties agree as follows with respect to the period between the date hereof and the Closing:

6.1 Best Efforts. Each Party will use its reasonable commercial efforts to take all actions necessary, proper or advisable in order to perform the Transaction (including satisfaction, but not waiver, of the closing conditions set forth in **ARTICLE III** and **ARTICLE VI**).

6.2 Filings. As promptly as practicable after the date hereof, each Party will make all filings required by Applicable Law to be made by such Party in order to perform the Transaction contemplated to be performed on or before the Closing Date. Each Party will cooperate with the other Parties and their respective representatives with respect to all filings that such other Parties make in connection with the Transaction.

6.3 Consents and Approvals; Terminations

6.3.1 As promptly as practicable after the date hereof, each of NLC and Todos will use its reasonable commercial efforts to solicit the Consents set forth in **Schedule 6.3.1** (including the Innovation Authority Consent if

required), but not prior to Todos' approval of the form and substance of each Consent, such approval not to be unreasonably withheld or delayed. The Parties will use their reasonable commercial efforts, and will cooperate in all reasonable respects, to obtain prior to the Closing all other Consents set forth in this Agreement (including the consents to assign the Business Contracts and the Assigned Permits to 3CL). 3CL shall bear any expenses in relation to obtaining the Consent from the relevant counter-parties; provided, however, the Parties may mutually agree to terminate any agreement listed on **Schedule E**, in which event such agreement shall not be deemed a Business Contract for the purposes of this Agreement. The foregoing shall not derogate in any manner from the provisions of **Section 6.9.3** below.

6.4 Operation of the Business. Subject to the terms and conditions of this Agreement, 3CL will: (a) use reasonable commercial efforts to conduct the Business only in the Ordinary Course of Business; (b) use reasonable commercial efforts to (i) maintain the businesses, properties, physical facilities and operations of NLC used in the Business as well as the Assets and the IP Assets, (ii) keep available the services of the current officers, employees and agents of NLC, and (iv) maintain the relations and goodwill with suppliers, customers, lessors, licensors, lenders, creditors, employees, agents and others having business relationships with NLC; (c) confer with Todos and NLC concerning matters of a material nature to 3CL. It is clarified that the foregoing obligations shall not require NLC to raise any additional funds or undertake any Liabilities beyond its current cash amount (including only the consideration under this Agreement). NLC shall use reasonable commercial efforts to preserve intact the current business organization of NLC.

6.5 Notice of Developments. NLC, 3CL and Todos will, immediately upon becoming aware, notify each other of (a) any fact or condition existing prior to or on the date hereof that constitutes a breach of any representation or warranty in this Agreement, and (b) any fact or condition developing after the date hereof that would constitute a breach of any representation or warranty of NLC in this Agreement if such representation or warranty were made on the date of the occurrence or discovery of such fact or condition. If any fact or condition is required to be disclosed pursuant to subsection (b) above, then the notifying party, shall deliver to the other Parties an update to the Disclosure Schedule specifying such change.

6.6 Employment Offers and Terminations. 3CL shall offer Dr. Dorit Arad an employment agreement for a minimum of 60 months on the terms set forth in Schedule D-1 attached herewith, and Mr. Avraham Marilus an employment agreement for a minimum of 24 months on the terms set forth in Schedule D-2 attached herewith, which will specify the terms and conditions of their employment, with 3CL, and which employment agreements will be executed at the Closing. For each of Dr. Arad as CTO and Mr. Marilus as CMO/EVP BD, the annual base salary is expected to be $240,000 with customary executive benefits to be mutually agreed upon. Additionally, Dr. Arad and Mr. Marilus shall participate in Todos' employee stock option plan in Israel through the reservation of fully vested restricted stock units (RSUs) equal to an aggregate of the greater of (a) 40,000,000 Ordinary shares of Todos, or (b) a number of Todos RSU's having a market value equal to $1.6 million based upon the closing price on the day immediately prior to the Closing. The RSUs shall be divided equally between Dr. Arad and Mr. Marilus, or an escrow agent, trustee, or other custodian duly designated by Dr. Arad and Mr. Marilus and shall be immediately exercisable.

6.7 Confidentiality, Press Releases and Public Announcements. Each Party will, and will cause its respective representatives to, maintain in confidence all information received from another Party or a representative of another Party in connection with this Agreement or the Transaction, unless (a) such information is already known to the receiving Party or its representatives, (b) such information is subsequently disclosed to the receiving Party or its representatives by a third party that, to the Knowledge of the receiving Party, is not bound by a duty of confidentiality, (c) such information becomes publicly available through no fault of the receiving Party, (d) the receiving Party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the performance of the Transaction (in which case the receiving Party will use its best efforts to advise the other Parties prior to making the disclosure) or (e) the receiving Party in good faith believes that the furnishing or use of such information is required by or necessary in connection with any Action, Applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the receiving Party will use its best efforts to advise the other Parties prior to making the disclosure). No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Todos and NLC; provided, however, that any Party may make any public disclosure it believes in good faith is required by Applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case such Party will use its best efforts (so long as legally permissible) to advise the other Parties prior to making the disclosure). NLC and Todos will consult with each other concerning the means by which

any employee, customer or supplier of NLC or any other Person having any business relationship with NLC will be informed of the Transaction, and Todos, 3CL and NLC will have the right to be present for any such communication.

6.8 Budget. NLC agrees to provide a near term budget for completion of the interim analysis of the Tollovir trial in Israel to be agreed upon by Todos that shall be paid immediately upon receipt of proceeds from the planned European distribution agreement.

CLOSING CONDITIONS

6.9 Conditions to Todos' and 3CL's Obligations. Each of Todos' and 3CL's obligations to perform the Transaction contemplated to be performed on the Closing Date is subject to satisfaction, or waiver by Todos and 3CL, of each of the following conditions:

6.9.1 Representations and Warranties. The representations and warranties made by NLC in **ARTICLE IV** of this Agreement that are not qualified by materiality shall have been true, complete and correct when made, and shall be true, complete and correct in all material respects as of the Closing as if made on the Closing, subject to and as qualified by the Disclosure Schedule and the Updated Disclosure Schedule, if applicable (except that representations and warranties that are made as of a specified date shall be true, complete and correct as of such specified date) and the representations and warranties made by NLC in **ARTICLE IV** of this Agreement that are qualified by materiality shall have been true, complete and correct when made, and shall be true and correct as of the Closing as if made on the Closing, subject to and as qualified by the Disclosure Schedule and the Updated Disclosure Schedule, if applicable (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date).

6.9.2 Covenants. All covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by NLC, on or before the Closing, shall have been performed or complied with by NLC.

6.9.3 Consents. Subject to the provisions of **Section 4.8**, all other Governmental Body and third party consents, waivers and approvals, if any, disclosed on **Schedule 4.8** as well as the consents necessary to assign the Business Contracts to 3CL or otherwise necessary to permit the consummation of the transactions contemplated by this Agreement (including, among others, to lawfully transfer the Assets and the IP Assets, free and clear of any Encumbrances and Indebtedness (other than the Liabilities and the IP Liabilities) shall have been obtained and remain effective as of the Closing.

6.9.4 Employment Agreements. Each of the Prospective Employees shall have executed employment agreements substantially in the form of **Schedule D** attached hereto, with 3CL.

6.9.5 No Material Adverse Effect. There shall have been no Material Adverse Effect with respect to NLC or the Business.

6.9.6 Documents Delivery. All of the documents to be delivered by NLC to Todos or 3CL pursuant to **Section 3.2.3** shall have been delivered, shall be reasonably acceptable to 3CL, and shall be in full force and effect.

6.9.7 No Litigation. No Action shall have been instituted or threatened before a court or other Governmental Body that (a) challenges or seeks damages or other relief in connection with the Transaction or (b) may have the effect of preventing, materially delaying or making the Transaction illegal.

6.9.8 Statutes; Orders. No Law or Order of any kind shall have been enacted, entered, promulgated or enforced by any court or Governmental Body which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.

6.10 Conditions to NLC's Obligations. NLC's obligations to perform the Transaction contemplated to be performed on the Closing Date are subject to satisfaction, or waiver by NLC, of the following conditions:

6.10.1 Innovation Authority Consent. The Innovation Authority Consent shall have been obtained, if necessary.

6.10.2 Representations and Warranties. The representations and warranties made by Todos and 3CL in **ARTICLE V** of this Agreement shall have been true, complete and correct when made, and shall be true, complete and correct in all material respects as of the Closing as if made on the Closing (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date), and the representations and warranties made by Todos and 3CL in **ARTICLE V** of this Agreement that are qualified by materiality shall have been true and correct when made, and shall be true and correct as of the Closing as if made on the Closing (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date).

6.10.3 Covenants. All covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Todos and 3CL, on or before the Closing, shall have been performed or complied with by Todos and 3CL.

6.10.4 Consents. Subject to **Section 5.3**, all Governmental Body and third party consents, waivers and approvals, if any, disclosed on **Schedule 6.3.1**, as well as the consents necessary to assign the Business Contract to 3CL and any other third party consents, waivers and approvals otherwise necessary to permit the consummation of the transactions contemplated by this Agreement (including, among others, to lawfully transfer the Assets and the IP Assets free and clear of any Encumbrances (other than the Liabilities and the IP Liabilities)) shall have been obtained and remain effective as of the Closing.

6.10.5 Document Delivery. All of the documents to be delivered by Todos or 3CL to NLC pursuant to **Section 3.2.4** shall have been delivered, shall be reasonably acceptable to NLC, and shall be in full force and effect.

6.10.6 No Litigation. No Action shall have been instituted or threatened before a court or other Governmental Body that (a) challenges or seeks damages or other relief in connection with the Transaction or (b) may have the effect of preventing, materially delaying or making the Transaction illegal.

6.10.7 Statutes; Orders. No Law or Order of any kind shall have been enacted, entered, promulgated or enforced by any court or Governmental Body which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.

6.10.8 NLC's Consideration: On the Closing Date, NLC and/or up to fifteen of its affiliates, shareholders, and assignees shall have received a 48% equity interest in 3CL (subject to Appendix A). Each Person receiving shares in 3CL shall represent and warrant to 3CL and to Todos that (i) it is purchasing such shares for investment only, and not with a view to distribution, and (ii) no "bad actor" disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a "Disqualification Event") is applicable to it, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

- NLC shall be entitled to receive $2,000,000 in cash to be paid by Todos according to the attached Schedule X.
- Subject to **Section 2.3.8**, NLC and/or up to fifteen of its designees (each of whom shall represent and warrant to Todos that (i) it is purchasing such shares for investment only, and not with a view to distribution, and (ii) no "bad actor" disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a "Disqualification Event") is applicable to it, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable) or an escrow agent, trustee, or other custodian duly designated by NLC shall be entitled to receive the greater of 14,000,000 Todos Ordinary shares or $600,000 worth of Ordinary shares based on the closing price of Todos Medical Ordinary shares on the day immediately prior to the Closing. Any Todos Ordinary shares received by NLC or such designees may only be transferred subject to any restrictions under the US Securities Act of 1933. These shares shall be in addition to the Todos Shares listed in **Section 2.3.5**.
- Subject to **Section 2.3.8**, NLC or an escrow agent, trustee, or other custodian duly designated by NLC shall be entitled to receive the Todos Shares.

6.11 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates (if required) to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents (including, the sale and transfer of the Assets to 3CL). If after the Closing, any commercial agreement or contractual right (including, among others, Intellectual Property Right) related to the Patents is discovered that was used in the Business and in any of Todos' or any of 3CL's reasonable discretion, would have been an Asset or an IP Asset if discovered prior to or on the Closing, and which asset or right was not transferred to 3CL as part of the Assets or the IP Assets, then the Parties shall use reasonable commercial efforts to transfer such asset or right to 3CL, promptly upon such discovery for no additional consideration, subject to and in accordance with the provisions of this Agreement (and for the purpose of such transfer, such asset or right will be deemed to form part of the Assets or the IP Assets, as the case may be).

6.12 Taxes.

6.12.1 NLC shall, on a timely basis, file all tax returns for and pay any and all Taxes which shall become due on account of the operation of NLC and the Business or the ownership of the Assets and the IP Assets (including the Excluded Assets) for all periods prior to the Closing Date. After the Closing, NLC shall, and shall cause its Affiliates to, cooperate fully with 3CL in the preparation of all Tax returns relating to the Business or the Assets for the year ended December 31, 2021 and shall provide, or cause to be provided, at 3CL's cost and expense, to 3CL any records and other information reasonably requested by 3CL in connection therewith as well as access to, and the cooperation of, NLC's auditors and their

respective Affiliates. After the Closing, NLC shall, and shall cause its Affiliates to, cooperate fully with 3CL in connection with any Tax investigation, or other Action relating to the Business.

6.12.2 Regardless of the party liable for such Taxes and transfer taxes under Applicable Law but subject to the provisions of this Agreement, NLC will be responsible for (and shall indemnify and hold harmless Todos and 3CL against), and undertake to timely pay to the relevant taxing authority all Taxes and transfer taxes relating to the Assets and the IP Assets, until and including the Closing Date, and the transactions consummated under this Agreement, and Todos and 3CL shall have no responsibility with respect to those Taxes or transfer taxes.

6.13 Consents to Assignment. Anything in the Transaction Documents to the contrary notwithstanding, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to 3CL of any deliverables under this Agreement and/or Permit is prohibited by any Applicable Law or would require any governmental or third party authorizations, approvals, consents or waivers ("**Consent**") and such Consent shall have not be obtained prior to the Closing despite the reasonable commercial efforts of the Parties, this Agreement shall not constitute the sale, conveyance, transfer, assignment or delivery thereof (each such deliverable or Permit a "**Non-Assignable Deliverable**") and the following provisions shall apply:

6.13.1 The receipt of any such Consent (other than the Innovation Authority Consent and the Consents listed in **Schedule 6.13.1**) and the transfer, assignment and delivery of such Non-Assignable Deliverable shall not be conditions to the Closing, and subject to satisfaction or waiver of all other conditions to the Closing in accordance with the provisions of this Agreement, the Closing shall occur. It is clarified that the failure to obtain such Consent or to transfer such Non-Assignable Deliverable shall not be deemed as a breach of the representations and warranties of NLC or of the covenants in **Sections 6.1** or **6.3** or this **Section 6.13.1**.

6.13.2 Without derogating from the provisions of **Section 6.3** above, following the Closing, the Parties shall discuss and mutually agree in good faith, with respect to each Non-Assignable Deliverable, whether to continue their efforts in order to obtain such Consent for the assignment of such Non-Assignable Deliverable or terminate such Non-Assignable Deliverable; provided that: (i) if the assignment of such Non-Assignable Deliverable is prohibited by Applicable Law or the Consent for assignment of such Non-Assignable Deliverable is not obtained within three (3) months following the Closing, such Non-Assignable Deliverable shall be terminated; (ii) Todos and 3CL shall solely bear and pay all costs and expenses in connection with the termination of any Non-Assignable Deliverable; and (iii) during the period commencing on the Closing Date and ending on the earlier of: (a) assignment of such Non-Assignable Deliverable; (b) termination of such Non-Assignable Deliverable; or (c) three (3) months following the Closing, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Todos and/or 3CL all the benefits in connection with such Non-Assignable Deliverable.

6.14 Business Relationships. NLC will assist 3CL in the transition of the rights to the operation of the Business from NLC to 3CL, and such assistance shall include, without limitation, introducing 3CL to all clients, suppliers and other material business relationships of the Business. Without derogating from the generality of the foregoing, in connection with the above: (a) subject to the terms and the conditions of this Agreement (including **Section 6.11** above), 3CL will receive the Assets on the Closing Date; (b) any payment received by Todos or NLC from customers in connection with products supplied by Todos, 3CL or their Affiliates after the Closing Date will be immediately transferred to 3CL and any payment received by 3CL from customers in connection with products supplied by NLC before the Closing Date will be immediately transferred to NLC, and (c) if 3CL shall mistakenly pay a payment to NLC's suppliers in connection with purchases made prior to the Closing Date, NLC shall reimburse 3CL for such payment and vice-versa.

6.15 Employees. NLC shall be solely responsible, and Todos, 3CL or any of their Affiliates shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, manager, independent contractor or consultant of NLC for services provided prior to the execution of this Agreement. During the period between the execution of this Agreement and the Closing, Todos shall pay $230,000 per month to NLC on the first business day of each month to cover such expenses, but any amounts paid by Todos shall be set off against its obligation to provide to pay $2.2 million to NLC and 3CL under **Section 3.3** of this Agreement, and 20% of any amounts paid by Todos under this Section 6.15 shall be set off against its obligation to provide to pay $2 million to NLC under **Schedule A**.

6.16 3CL shall be solely responsible, and NLC shall have no obligations whatsoever for, any compensation or other amounts payable to any 3CL Employees for their employment with 3CL after the Closing.

6.17 Maintenance of Existence. From and after the date hereof until December 31st, 2025 (provided that if, within such period, Todos or 3CL provides notice of a claim against NLC in connection with this Agreement or the other Transaction Documents to which it is a party, such period shall be extended and continue until 60 days after such claim is finally resolved), NLC agrees to remain in existence in good standing under the laws of the State of Israel, and shall not take, or cause or permit to be taken, any action that could result in the dissolution, liquidation or winding up of NLC; provided that this shall not restrict the sale or merger of NLC provided that the purchaser or the surviving entity undertakes to comply with all of the obligations of NLC set forth in this Agreement.

6.18 Confidential Information. From and after the date hereof, NLC and Todos and each of their respective Affiliates shall hold in confidence all confidential documents and information with respect to the Business and shall not disclose to any Person, publish or make use of the same without the express prior written consent of Todos or 3CL, as applicable. Notwithstanding the immediately preceding sentence, neither any Party nor its Affiliates shall have any obligation to hold in confidence any confidential documents or information with respect to the Business if and to the extent such confidential documents or information (a) was publicly known or made generally available in the public domain; (b) becomes publicly known and made generally available through no action or inaction of such Party or anyone on its behalf; or (c) disclosure thereof is explicitly required by Applicable Law or an Order; provided, that in such event, the applicable Person intending to make the disclosure shall provide the disclosing Party with prompt advance written notice of such requirement prior to making such disclosure, to the extent permissible under Applicable Law, so that the disclosing Party may seek an appropriate protective order, and such applicable Person will limit the disclosure of any confidential documents or information so as to disclose only that portion of which is explicitly required by such Applicable Law or Order.

6.19 Specific Performance. The Parties recognize that a breach by a Party of **Section 6.17** or **Section 6.18** may cause irreparable and material loss and damage to the non-breaching Party and such non-breaching Party will not have an adequate remedy at law or in damages. Accordingly, each Party acknowledges that the other Parties may seek for the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach without the necessity of proving that monetary damages are inadequate or cannot be measured and without the need to post any bond or other security.

6.20 Transition. Unless explicitly provided otherwise in this Agreement, NLC, 3CL and Todos will not take any action that is designed or intended to have the effect of discouraging any lessor, lessee, employee, Governmental Body, licensor, licensee, customer, supplier or other business associate of NLC and Todos from maintaining the same relationships with Business after the Closing as NLC and Todos maintained prior to the Closing. NLC and Todos will refer all inquiries relating to the Business to 3CL from and after the Closing. Until the Closing takes place, Todos shall have the right to continue to distribute Tollovid®, Tollovir® and any diagnostic tests for the detection of the novel coronavirus under the terms and conditions of the existing distribution agreement between Todos and NLC.

6.21 Use of Name. NLC and Todos , as applicable, will cease to use and will not grant any license to use any name containing any combination of the terms "3CLS" or "Tollovid," or any name, product name, slogan, logo or trademark that is similar to any of the trademarks acquired by 3CL pursuant hereto and will take such actions as any of 3CL may reasonably request to enable 3CL and their respective Affiliates to use such name, slogan, logo or trademark. 3CL and Todos may refer to the Business as formerly being NLC's.

6.22 3CL Management. 3CL's board of directors shall consist of five board members, as follows:
NLC shall be entitled to appoint two (2) directors.
Todos shall be entitled to appoint three (3) directors.

6.23 3CL Operations. 3CL shall endeavor to conduct routine meetings in conjunction with Todos regarding the marketing and promotion of the activities of 3CL with Dorit Arad and Avraham Marilus included in such meetings that relate to 3CL's products. 3CL shall endeavor to hire a Chief Operating Officer and an additional executive to further the business of 3CL. Todos shall provide assistance and endeavor to secure working capital finance (beyond and apart from the $8 million investment and $2 million paid to NLC) as needed to 3CL in order to be able to fulfill any purchase orders. Until the Closing, Todos and NLC shall continue to conduct their respective businesses independently as is the case today. With respect to existing Tollovid and Tollovir stock, including all products ordered between November 15, 2021 and the Closing, the terms of the MOU attached as Exhibit D shall govern exclusively (the "**MOU**"). Except as set forth in the

MOU, from and after the Closing, all distribution rights and privileges relating to Tollovid and Tollovir will be transferred to 3CL, which may hire either or both NLC and Todos to provide services related to the Business, as needed, including logistics for, and marketing of those products outside of Israel until such time as 3CL informs Todos that it is capable of taking upon itself the operational responsibilities of the Business including distribution of 3CL's then-existing products outside of Israel.

ARTICLE VII – INDEMNIFICATION

7.1 Indemnification.

7.1.1 By NLC. NLC shall indemnify and hold harmless Todos, 3CL and their respective Affiliates and representatives (collectively, "**3CL Indemnitees**") from, and pay and reimburse each 3CL Indemnitee from and against any and all Damages (without duplication) incurred in connection with, arising out of, resulting from or relating to: (a) the inaccuracy or breach of any representation or warranty by NLC in this Agreement or any certificate or other instrument furnished or to be furnished by NLC under this Agreement; (b) any breach of any covenant or agreement by NLC in this Agreement or any other Transaction Documents; (c) any claim by a third party which if true would constitute a breach by NLC or of any of the representations or warranties or other provisions of this Agreement or the other Transaction Documents; (d) any payment imposed on any of 3CL Indemnitees to a Person who was employed in or engaged by NLC or the Business and not hired by 3CL, or any claim against any of 3CL Indemnitees made by any employee or consultant of NLC, including 3CL Employees, in each case in respect of the period during which they were engaged or employed by NLC and except to the extent that such claim would have been avoided if 3CL had complied with its obligations under **Section 6.6**; (e) all Taxes imposed on or asserted against the income, gains, assets or operations of NLC or the Assets or the IP Assets for the period prior to and including the Closing Date, or as a result of the consummation of the transactions contemplated by this Agreement other than VAT payable pursuant to **Section 2.5**; (f) any Excluded Liability or Excluded Asset; or (g) the ownership or operation of the Business, the Assets and the IP Assets by NLC prior to the Closing. Nothing in this **Section 7.1.1** shall make NLC liable to indemnify 3CL Indemnities for obligations of Todos and 3CL, including, without limitation, in **Sections 6.6** and **6.15**.

7.1.2 By Todos and 3CL. Each of Todos and 3CL, jointly and severally, shall indemnify and hold harmless NLC, its Affiliates and representatives (collectively, "NLC Indemnitees") from, and pay and reimburse each NLC Indemnitee from and against any and all Damages (without duplication) incurred in connection with, arising out of, resulting from or relating to: (a) the inaccuracy or breach of any representation or warranty by any indemnifying Party (as the case may be) in this Agreement or any certificate or other instrument furnished or to be furnished by any indemnifying Party (as the case may be) under this Agreement; (b) any breach of any covenant or agreement by any indemnifying Party in this Agreement or any other Transaction Documents; (c) any claim by a third party which if true would constitute a breach by such indemnifying Party of any of the representations or warranties or other provisions of this Agreement or the other Transaction Documents; (d) the Liabilities; or (e) the ownership or operation of the Business, the Assets and the IP Assets by 3CL after the Closing.

7.2 Survival of Representations. All representations, warranties, covenants and agreements of the Parties in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing. NLC will have no Liability for Damages with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement, unless Todos or 3CL notifies NLC of such a claim in writing on or before the fourth anniversary of the Closing Date; provided, however, that any claim relating to **Sections 4.1.1** (Organization), **4.1.2** (Authority of NLC), **4.2** (No Conflicts), and **4.5** (Assets), and **4.18** (Intellectual Property) ("**Fundamental Representations**") may be made at any time until the date that is sixty (60) days after the expiration of the statute or period of limitations (including any extension of such statute or period of limitations) with respect thereto, and provided further that any claim for fraud may be made at any time. Neither Todos nor 3CL will have any Liability for Damages with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any other certificate or document delivered pursuant to this Agreement, unless NLC notifies Todos and 3CL of such a claim in writing on or before the second anniversary of the Closing Date; provided, however, that any claim relating to **Section 5.1** (Organization and Authority) may be made at any time until the date that is sixty (60) days after the expiration of the statute or period of limitations with respect thereto, and provided further that any claim relating to fraud may be made at any time (subject to the applicable statute of limitations).. If Todos or 3CL or NLC, as applicable, provides proper notice of a claim within the applicable time period set forth above, liability for such claim will continue until such claim is resolved; provided that such Party has initiated a legal proceeding

against the other Party or Parties with respect to such claim within sixty (60) days after the notice of such claim has been received.

7.3 Claims Notice; Defense of Third Party Claims.

7.3.1 Within a reasonable period of time after the incurrence of any Damages by any Person entitled to indemnification pursuant to this **ARTICLE VII**, including, any Third Party Claim (as defined below), which might give rise to indemnification hereunder, the Indemnified Party shall give the party from which indemnification is sought a written notice (a "Claim Notice"), which shall specify in reasonable detail the Damages for which indemnification is sought, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related.

7.3.2 If a third party commences or threatens an Action (a "**Third-Party Claim**") against any Person (the "**Indemnified Party**") with respect to any matter that the Indemnified Party might make a claim for ~~indemni~~fication against any Party (the "**Indemnifying Party**") under this **ARTICLE VII**, then the Indemnified Party must promptly notify the Indemnifying Party thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim and any other information and documents reasonably requested by the Indemnifying Party in connection with such Third Party Claim.

7.3.3 Upon receipt of the notice described in **Section 7.3.2**, the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party so long as (a) within thirty (30) days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will indemnify the Indemnified Party from and against any Damages the Indemnified Party may incur relating to or arising out of the Third-Party Claim, the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (c) the Indemnifying Party is not a party to the Action or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation, (d) the Third-Party Claim does not involve, and is not likely to involve, any claim by any Governmental Body, (e) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (f) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently and (g) the Indemnifying Party keeps the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Party to participate in the defense of the Third-Party Claim.

7.3.4 So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with **Section 7.3.3**, (a) the Indemnifying Party will not be responsible for any attorneys' fees incurred by the Indemnified Party regarding the Third-Party Claim and (b) neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be unreasonably withheld, conditioned or delayed. If the Indemnified Party settles a Third-Party Claim without the consent of the Indemnifying Party, then the Indemnifying Party shall not be responsible for any Damages with respect to such Third-Party Claim.

7.3.5 If any condition in **Section 7.3.3** is or becomes unsatisfied, the Indemnified Party may assume the control and defend against the Third-Party Claim, and shall be entitled to indemnification in accordance and subject to the provisions of this Agreement.

7.3.6 The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available records relating to such claim.

7.4 Exclusive Remedy. This **ARTICLE VII** will provide the exclusive legal remedy for the matters covered by this **ARTICLE VII**, except for claims based upon fraud, willful misconduct or willful misrepresentation. This **ARTICLE VII** will not affect a Party's right to specific performance or injunctive relief available to any Party.

7.5 Prior Knowledge. No Party shall be liable under this Agreement for any Damages resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement if the other Parties were actually aware of such inaccuracy or breach prior to the Closing.

7.6 In any case where this Agreement is terminated due to the material failure of Todos to fulfill any obligations under this Agreement, any and all payments and other consideration made by Todos or 3CL including under **Sections 2.3.1** and **6.3.2** prior to such termination shall not be repayable; provided further, however, that nothing in this **Section 7.6** shall relieve any Party of any liability for a breach of this Agreement prior to the effective date of termination, provided, that any legal proceeding in respect of such alleged breach must be initiated within three years of the termination date of this Agreement.

ARTICLE VIII – MISCELLANEOUS

8.1 Entire Agreement; Amendments and Waivers. This Agreement and the Transaction Documents constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements whether oral or written. This Agreement may only be amended in a writing executed by all Parties. No waiver of any provision of this Agreement shall constitute a waiver of any other provision hereof (whether or not similar) or constitute a continuing waiver.

8.2 Expenses. Except as otherwise set in the Agreement (including, without limitation, in Sections 6.3 and 7.3), each Party shall pay its own legal, accounting and other expenses related to the Transaction.

8.3 Invalidity. To the maximum extent permitted by Applicable Law, the invalidity, illegality or unenforceability of any provision in any Transaction Document shall not affect any other provision in any Transaction Document.

8.4 Cumulative Remedies. Except as otherwise set in the Agreement, all rights and remedies are cumulative of each other and of every other right or remedy a Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice the exercise of other rights or remedies.

8.5 No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any Person (including any employee of NLC) other than the Parties, their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party.

8.6 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. NLC may not assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of NLC's rights, interests or obligations in this Agreement without the prior written approval of Todos. Each of Todos and 3CL may assign any or all of its rights or interests, or delegate any or all of its obligations, in this Agreement to (a) any successor to any of them, or any acquirer of a material portion of the businesses or assets of any of them, (b) one or more of Todos' Affiliates, or (c) any lender to Todos or any of 3CL as security for obligations to such lender; provided, however, that each of Todos and 3CL shall remain fully liable for all of its covenants set forth herein.

8.7 Publicity. Any press releases or written documents from either Todos or 3CL referencing any scientific claims regarding the assets acquired by 3CL through this transaction shall have prior input from Dorit Arad, while she is employed by 3CL, prior to public dissemination of such materials. Presentations: Any Todos presentation slides that reference the Assets shall require prior approval from Avraham Marilus or Dorit Arad while they are employed by 3CL.

8.8 Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to another Party on the earliest of the date (a) one Business Day after receipt of confirmation if such notice is sent by facsimile or e-mail, (b) three Business Days after delivery of such notice into the custody and control of an overnight international courier, (c) one Business Day after delivery of such notice in person and (d) such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):

If to NLC:
NLC Pharma Ltd.
BSR Tower No. 4, 26th Floor
7 Mesada Street
Bnei Brak 5126112 Israel
Attn: Dr. Dorit Arad
Chief Executive Officer

If to Todos or 3CL:

Todos Medical Ltd.
40 Wall Street
New York, New York

Attn: Gerald Commissiong, CEO

And:

Todos Medical Ltd.
121 Menachem Begin Boulevard
Tel Aviv, Israel

Attn: Daniel Hirsch, CFO

Copy to

Rimon PC
100 Park Avenue, 16th Floor,
New York, NY 10017
Attn: Carl M. Sherer, Esq.

8.9 Governing Law; Jurisdiction. This Agreement and all other Transaction Documents (unless otherwise stated therein) will be governed by the laws of the State of New York without giving effect to any choice or conflict of law principles of any jurisdiction; and except as set forth in **Section 8.10**, only the state and federal courts in New York, New York, shall have exclusive jurisdiction in any conflict or dispute arising out of this Agreement or any other Transaction Document.

8.10 Arbitration. The parties to this agreement will submit all disputes arising under this agreement to arbitration in New York City, New York before a single arbitrator of the American Arbitration Association ("AAA"). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in New York. No party to this agreement will challenge the jurisdiction or venue provisions as provided in **Section 8.9** and in this **Section 8.10**. Nothing contained herein shall prevent a party from obtaining an injunction.

8.11 Construction. The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement. Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference. The word "including" in this Agreement means "including without limitation." This Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any Applicable Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the date hereof and the Closing Date. All accounting terms not specifically defined in this Agreement will be construed in accordance with the Accounting Principles as in effect on the date hereof (unless another effective date is specified herein). The word "or" in this Agreement is disjunctive but not necessarily exclusive. All words in this Agreement will be construed to be of such gender or number as the circumstances require. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.

8.12 Todos Guarantee. Todos guarantees the full payment and performance of the obligations of 3CL under this Agreement. This guarantee shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement, or any agreement executed pursuant to this Agreement.

8.13 Cure Period. Any party in material breach of any of its obligations under this Agreement shall have the benefit of a two-week cure period from the date it receives notice from the other Party requesting that the breaching Party cure such material breach.

8.14 Counterparts. This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party. When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

NLC PHARMA LTD.

Dorit Arad

By: /s/Dorit Arad
Name:
Title: Chief Executive Officer

TODOS MEDICAL LTD.

Gerald Commissiong

/s/ Gerald Commissiong
By: Gerald Commissiong
Title: Chief Executive Officer

3CL SCIENCES, LTD.

Gerald Commissiong

/s/ ____________________
By: Gerald Commissiong
Title: Chief Executive Officer

Avraham Mattus

Schedule A

Cash Payments

1.2.1 ***$2 million in Cash Payments.*** Todos shall deliver to NLC non-refundable cash payments according to the following schedule:

1.2.1.1 At the Closing Date: $440,000
1.2.1.2 At the three (3) months anniversary of the Effective Date: $320,000
1.2.1.3 At the six (6) months anniversary of the Effective Date: $320,000
1.2.1.4 At the nine (9) months anniversary of the Effective Date: $320,000
1.2.1.5 At the twelve (12) months anniversary of the Effective Date: $320,000
1.2.1.6 At the fifteen (15) months anniversary of the Effective Date: $280,000

Notwithstanding the foregoing, the Prepaid Amount under **Section 2.3.4** shall be paid to NLC and shall count towards the $2 million in cash payments, and 20% of any amounts paid under **Section 6.15** shall be paid to NLC and shall count towards the $2 million in cash payments, and then until the aforesaid payments are made, each dollar raised or funded by Todos in connection with this Agreement from and after the Effective Date shall be divided such that 80 cents shall be paid to 3CL and 20 cents shall be paid to NLC until NLC has received the amounts described above[1].

Schedule B

[RESERVED]

Schedule C
Patents

A. Provisional: filed on February 9, 2020, no. 62/972,005, Rapid detection test for Wuhan coronavirus and Sars Pandemic
B. PCT patent application claiming priority from US provisional 62/972,005
C. Provisional patent application no. 62/976,420 filed February 14, 2020, Molecules formulated as active components against covid-19 virus infection
D. PCT patent application derived from provisional no. 62/976,420
E. US patent no. 7,635,557, issued December 22, 2009, named: Enzymatic Diagnostic Test for Sars and other viral diseases
F. Provisional US patent application no. 63/242,424, filed on 09 September 2021, titled: Inhibitors for preventing IGA-1 decomposition by Covid-19 3C-l protease

Application/Patent No.	**Title**	**Filing date**	**Status**
US 62/972,005	RAPID DETECTION TEST FOR 2019 WUHAN CORONAVIRUS AND SARS PANDEMIC	9 Feb 2020	Lapsed
PCT/IL2021/050155	Rapid Detection Test for SARS-COV-2	9 Feb 2021	Pending. National Stage not yet entered
US 62/976,420	Molecules formulated as active components against covid-19 virus infection	14 Feb 2020	Lapsed
PCT/IB2021/051256	Compounds for Treating Coronavirus Infection	15 Feb 2021	Pending. National Stage not yet entered
US 63/242,424	Inhibitors for preventing IGA-1 decomposition by Covid-19 3C-l protease	9 Sept 2021	Not yet converted or included in PCT application
60/480,605	Enzymatic Diagnostic Test for SARS and other viral diseases	23 June 2003	Lapsed
US 7,635,557	Enzymatic Diagnostic Test for SARS and other viral diseases	23 June 2004	Granted
US 12/625,629	Enzymatic Diagnostic Test for SARS and other viral diseases	25 Nov 2009	Abandoned
IL 172789	Enzymatic diagnostic test for SARS and other viral diseases	22 Dec 2005	Unknown
JP2007524387A	Diagnostic test method for SARS and other viral diseases using enzymes	22 June 2004	Unknown
PCT/US2004/019897	Diagnostic test method for SARS and other viral diseases using enzymes	22 June 2004	Lapsed

Schedule D
Employment Agreements

[Employment agreements for Dorit Arad and Avraham Marilus to be inserted]

Schedule E

Business Contracts

Schedule F

3CL Articles of Association

Schedule 4.6.2

Existing Liabilities

NLC carries a recorded debt in its financial records of _____________ to the benefit of Dr. Dorit Arad as well as of _____________toward MND Diagnostic Ltd, Israeli Company No. 513541425. Each of such debts will be repaid no later than the Closing.

Schedule X

Commercial Stages of Execution

The sale and allocation of the Securities Consideration shall be effected in and subject to a series of separate transactions which shall be executed by the Closing as follows:

1. Initially, NLC shall transfer 100% of the Assets to 3CL in accordance with Section 104(A) of the Israeli Income Tax Ordinance 5721-1961, and NLC shall wholly own 3CL at an aggregate valuation of $18,540,000.

2. 3CL shall allocate additional ordinary shares of its share capital to Todos, representing 30.15% of the total issued share capital of 3CL, for an aggregate purchase price of $8,000,000, at an aggregate post-money valuation of $2**6**,540,000, to be paid in accordance with and subject to Todos' obligations under Section 2.3 of the Agreement.

3. NLC shall sell ordinary shares of 3CL representing 7.54% of the total issued share capital of 3CL to Todos, NLC for an aggregate purchase price of $2,000,000, to be paid in accordance with and subject to Todos' obligations under Section 2.3 of the Agreement.

4. NLC and Todos shall execute an exchange of shares in accordance with Section 104(H) of the Israeli Income Tax Ordinance 5721-1961, whereby NLC shall transfer to Todos ordinary shares of 3CL representing 14.31% of the total issued share capital of 3CL, and Todos shall transfer the Todos Shares and additional share allocation detailed in Section 6.10.8 of the Agreement, at aggregate valuation of $3,800,000.

For the sake of clarity, upon completion of the above transactions by the Closing, Todos will own 52% of 3CL's outstanding equity, and NLC will own 48% of 3CL's outstanding equity.